Exhibit 23.1

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated January 9, 2012, with respect to the financial statements of Burgess-Manning GmbH, Duesseldorf, Germany included in the Current Report of PMFG, Inc. on Form 8-K for the year ended September 30, 2011. We hereby consent to the incorporation of the financial statements of Burgess-Manning GmbH, Duesseldorf, Germany by reference of said report in the Registration Statements of PMFG, Inc. Form S-3 (File No. 333-177358, effective November 28, 2011) and on Forms S-8 (File No. 333-17229, effective August 15, 2008; File No. 333-76754, effective August 15, 2008 and File No. 333-147536, effective August 15, 2008).

Grant Thornton GmbH

Wirtschaftsprüfungsgesellschaft

Duesseldorf, Germany

January 17, 2012